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EXHIBIT (a)(5)(B)

Investor Contacts:
Eric Salander—401-457-2288 D'Ante Natili—401-457-2288	FOR IMMEDIATE RELEASE

Media Contact:
David Sylvestre—401-457-2362

Textron Inc. Commences Tender Offer for Acquisition of Arctic Cat Inc.

        Providence, RI, February 2, 2017: Textron Inc. (NYSE: TXT) announced today it has commenced a tender offer for all of the issued and outstanding shares of common stock (the "Shares") of Arctic Cat Inc. (NASDAQ: ACAT) for $18.50 per share, payable net to the holder in cash, without interest, subject to any withholding of taxes required by applicable law.

        The tender offer is being made pursuant to an Offer to Purchase, dated February 2, 2017, and in connection with the previously announced Agreement and Plan of Merger, dated January 24, 2017, among Textron, Textron's acquisition subsidiary and Arctic Cat (the "Merger Agreement").

        The tender offer will expire on March 3, 2017, at 5:00 p.m., New York City time, unless extended in accordance with the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). Any extension of the tender offer will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        The tender offer is subject to customary conditions, including the tender of at least one share more than 50% of the outstanding Shares (calculated on a fully-diluted basis). Arctic Cat's board of directors has approved the transaction and unanimously recommended that its shareholders tender their Shares pursuant to the tender offer.

        Today, a tender offer statement on Schedule TO was filed by Textron with the SEC, which sets forth in detail the terms of the tender offer. Arctic Cat filed today with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Arctic Cat's board of directors that Arctic Cat shareholders accept the tender offer and tender their Shares pursuant to the tender offer.

        The Depositary and Paying Agent for the tender offer is Wells Fargo Bank, N.A. The Information Agent for the tender offer is Alliance Advisors, LLC. The tender offer materials may be obtained at no charge by downloading them from the SEC's website at http://www.sec.gov. The Schedule TO Tender Offer Statement and related materials may be obtained for free by directing such requests to Textron Inc., Attention: Investor Relations at (401) 457-2288. The Schedule 14D-9 Solicitation/Recommendation Statement and such other documents may be obtained for free from Arctic Cat under the "Investor Relations" section of Arctic Cat's website at http://phx.corporate-ir.net/phoenix.zhtml?c=97941&p=irol-irhome.

About Textron Inc.

        Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Off Road, Textron Systems, and TRU Simulation + Training. For more information visit: www.textron.com.

        Certain statements in this press release may describe strategies, goals, outlook or other non-historical matters; these forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update them. These statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements.

Contacts

Investor related questions, via the Information Agent for the tender offer:

Alliance Advisors, LLC	(973) 873-7780 (Call Collect) or (888) 991-1293 (Call Toll-Free) Email: reorg@allianceadvisorsllc.com

Legal Notices and Disclaimers

        This press release is for informational purposes only. It does not constitute an offer to purchase Shares or a solicitation/recommendation under the rules and regulations of the SEC. Purchaser, Textron Specialized Vehicles Inc. and Textron filed a Tender Offer Statement on Schedule TO with the SEC and Arctic Cat filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case with respect to the offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials and all other documents filed by Textron or Purchaser with the SEC will be available at no charge on the SEC's website at www.sec.gov.

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  EXHIBIT (a)(5)(B)
Textron Inc. Commences Tender Offer for Acquisition of Arctic Cat Inc.